        As filed with the Securities and Exchange Commission on March 18, 1999
                                                    Registration No. 333-_______

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                              -------------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                      UNDER THE
                                SECURITIES ACT OF 1933

                              -------------------------
                                    SERACARE, INC.
                (Exact Name of Registrant as Specified in Its Charter)

                                       Delaware
                               (State of Incorporation)

                                      95-4343492
                       (I.R.S. Employer Identification Number)

                          1925 Century Park East, Suite 1970
                            Los Angeles, California 90067
                                    (310) 772-7777
     (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                             ---------------------------
                                   Mr. Barry Plost
                               Chief Executive Officer
                                    SeraCare, Inc.
                          1925 Century Park East, Suite 1970
                            Los Angeles, California 90067
                                    (310) 772-7777

         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------------
                             Copies of Communications to:
                                David A. Krinsky, Esq.
                                O'Melveny & Myers LLP
                         610 Newport Center Drive, Suite 1700
                           Newport Beach, California 92660
                                    (949) 760-9600

                             ---------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, subject to market conditions and certain contractual restrictions on transfer.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE


                                    Proposed
                      Amount         Maximum       Proposed Maximum    Amount of
  Title of Shares      To Be     Aggregate Price  Aggregate Offering  Registration
 To Be Registered   Registered     Per Share(2)        Price(2)           Fee
-----------------  ------------  ---------------  ------------------  ------------
Common Stock,
$0.001 par value
per share          1,497,175(1)    $5.0625(3)        $7,579,448         $2,107.09


     (1) Includes a number of shares of Common Stock initially issuable upon exercise of certain warrants and options held by the selling security holders and, pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of shares of Common Stock as may be issued from time to time upon exercise of such warrants or options by reason of adjustment of the number of shares of Common Stock to be issued upon such exercises under certain circumstances.

     (2)  Estimated solely for the purpose of calculating the registration fee.

     (3) Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the American Stock Exchange on March 15, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MARCH 18, 1999
                                   PROSPECTUS
                                 SERACARE, INC.
                          1,497,175 Shares of Common Stock
-------------------------------------------------------------------------------

     These shares of our Common Stock are being sold by the selling security holders listed beginning on page 11. SeraCare will not receive any part of the proceeds from the sale of any of these shares.

     SeraCare's Common Stock is listed on the American Stock Exchange under the symbol "SRK". The last reported sale price of our Common Stock on the American Stock Exchange on March 15, 1999 was $5.0625 per share.

     The Common Stock may be sold in transactions on the American Stock Exchange at market prices then prevailing, in negotiated transactions, or otherwise. See "Plan of Distribution."

              _______________________________________________________

                       THIS OFFERING INVOLVES MATERIAL RISKS.
                      SEE "RISK FACTORS" BEGINNING ON PAGE 3.
              _______________________________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is March __, 1999.

                               TABLE OF CONTENTS


                                                                       Page
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
ABOUT SERACARE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
SELLING SECURITY HOLDERS . . . . . . . . . . . . . . . . . . . . . . .  10
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . .  17
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . .  17
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . .  18

                                  RISK FACTORS

     THE SHARES OF OUR COMMON STOCK BEING OFFERED INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OF OUR COMMON STOCK OFFERED PURSUANT TO THIS PROSPECTUS.

     THIS PROSPECTUS AND INFORMATION INCORPORATED BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF DIFFERENT FACTORS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

WE HAVE A HISTORY OF OPERATING LOSSES AND OUR FUTURE PROFITABILITY REMAINS UNCERTAIN

     In January of 1994, we filed for bankruptcy protection under Chapter 11 of the federal Bankruptcy Code. We completed our reorganization in February 1996. As of February 28, 1995, we had a stockholders deficit of $2,835,596. For our fiscal year ended February 28, 1997, we incurred a net loss of $511,108. For our fiscal year ended February 28, 1998, we earned net income of $453,853, but this was largely attributable to the inclusion of other income of $854,682 from the sale of salvage plasma material.

     Although we have recorded net income of $1,515,975 for the nine months ended November 30, 1998 (this does not include a tax provision because of our loss carryforward status), we cannot assure you that we will be able to sustain our recent profitability or that we will not incur significant operating losses in the future.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY

     We intend to continue our strategy of growth through acquisitions and expansion into new markets. However, our ability to successfully implement this strategy depends on a number of factors, including our access to capital, our ability to obtain applicable governmental approvals to collect and distribute plasma and related products and our ability to integrate acquired businesses into our existing operations. We cannot assure you that we will be successful in expanding our operations or entering new markets.

WE WILL NEED ADDITIONAL CAPITAL

     In order to implement our growth strategy, we will need to obtain additional capital. We believe that our current cash balances and funds available under our revolving line of credit will be sufficient to satisfy our currently anticipated working capital requirements. However, we may need additional financing in order to expand our business through internal growth or acquisitions. Such financings may include debt and equity financings or additional bank borrowings (subject to contractual restrictions imposed by our creditors and investors on our ability to issue debt or equity securities). However, we cannot assure you that we will be able to obtain additional capital on acceptable terms. If we borrow more money we may become subject to additional restrictive covenants. If we raise money through the issuance of our equity securities, your stock ownership will be diluted.

MARKET DEMAND FOR PLASMA FLUCTUATES

     The demand for plasma depends in large part on the number and uses of products which require plasma components for their manufacture or production. Most of the plasma which we collect and sell is used in the manufacture of therapeutic products to treat certain diseases. Several companies are attempting to develop and market products to treat these diseases based upon technology which would lessen or eliminate the need for human blood plasma. Such products, if successfully developed and marketed, could reduce the demand for plasma.

WE MAKE A LARGE PERCENTAGE OF OUR SALES TO A SMALL NUMBER OF CUSTOMERS

     As of February 28, 1999, approximately 33% of our sales were to one customer, Grupo Grifols, S.A., of Spain. If we were to lose this or any major customer, or if any major customer were to materially reduce its purchases of our plasma, our business and results of operations would be materially adversely affected.

THE PRICES WE CHARGE ARE GENERALLY FIXED, BUT OUR COSTS ARE SUBJECT TO CHANGE

     We generally sell our plasma under contracts ranging from one to three years which allow for annual pricing renegotiations. We generally agree upon the price for our products prior to the beginning of the contract year, and these prices are fixed for that year. Accordingly, any unforeseen increases in the cost of collecting and selling plasma during the contract year could materially adversely affect our operating results.

OUR BUSINESS IS HIGHLY COMPETITIVE

     We compete for donors with pharmaceutical companies which may collect plasma for their own use, other commercial plasma collection companies, and non-profit organizations such as the American Red Cross and community blood banks which solicit the donation of whole blood. A number of these competitors have access to greater financial, marketing and other resources than we do. If we are unable to maintain and expand our donor base, our business and future prospects will be adversely affected.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION

     Our business is heavily regulated in the United States by federal, state and local regulations. Although the Food and Drug Administration (FDA) administers the particulars of the Code of Federal Regulations across the country, various state and local regulations also apply and can be, in some cases, more restrictive.

     In recent years, the FDA has increased its focus on plasma centers and blood banks and has through legal action closed a number of blood banks and plasma centers in the U.S. If we are unable to comply with the FDA standards, we will be subject to fines, penalties and even closure.

     As of February 28, 1999, we had obtained FDA licenses and QPP Certification (a certification by the American Blood Resources Association which has become the worldwide standard for plasma involving both procedural and donor qualification standards) for all but two of our current centers. If we are unable to obtain or maintain FDA licenses or if we experience delays in obtaining FDA licenses our ability to continue to operate these centers will be adversely affected. If we are unable to obtain or maintain QPP Certification or if we experience delays in obtaining QPP Certification, our ability to find customers for our plasma will be adversely affected. Industry implementation of the QPP Certification program has resulted in a decrease in qualified donors due to the higher standards required for QPP Certification. If we are unable to locate an adequate pool of donors, our operations could be adversely affected.

     The American Blood Resources Association established a voluntary standard effective July 1, 1997 relating to the acceptance of new donors. This standard prohibits the further manufacturing of first-time donor plasma into therapeutic products until a negative set of test results is obtained on the second donation from the same donor within six months. This is intended to further minimize the possibility of infected plasma interrupting the therapeutic products manufacturing process cycle. Although we do not believe that this new standard will have a significant impact on the volume of plasma we ship to our customers, we cannot assure you that this is the case. In addition, we may be subject to other measures or standards in the future which may adversely affect our operations.

     As of the date of this prospectus, we believe that we are in compliance in all material respects with laws, rules and regulations applicable to our business. However, we cannot assure you that we will be able to continue to comply with all applicable laws, rules and regulations or that violations will not occur. In addition, we cannot assure you that more restrictive laws, rules and regulations or enforcement policies will not be adopted in the future which could make compliance more difficult or expensive or otherwise adversely affect our business or prospects. We also cannot assure you that any new plasma collection centers that we develop or acquire will receive certification from the FDA.

OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REFORMS AND THE ADEQUACY OF
REIMBURSEMENT

     Healthcare reform is a priority of many elected and appointed officials. Some reform measures, if adopted, could adversely affect the pricing of therapeutic products which are made from plasma or the amount of reimbursement available for therapeutic products from government agencies, third party payers and other organizations.

YEAR 2000 RISKS COULD ADVERSELY AFFECT OUR BUSINESS

     Many computer systems experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. We believe that we have adequately addressed the risks associated with year 2000 compliance with respect to our accounting and financial reporting systems.
In many instances, we have been informed by our software vendors that the software we are using is year 2000 compliant. In other instances, we have addressed the issue through software upgrades. We anticipate that the cost associated with becoming year 2000 compliant will not be significant. We cannot assure you, however, that there will not be a delay in, or increased costs associated with, the implementation of any required changes, and our inability to implement such changes expeditiously could have an adverse effect on us.

     There is also a risk that we could suffer an interruption in our operations to the extent that our significant suppliers do not adequately address year 2000 issues which they may have. We are dependent on our suppliers for soft goods, bottles and medical supplies which are necessary for our production of plasma. In addition, we are dependent upon third party suppliers to perform certain testing functions on our plasma in order to timely determine whether our plasma meets the necessary requirements. If our suppliers have significant year 2000 issues, they may not be able to provide us with essential products or services on a timely basis. Alternative sources of supply are not readily available for certain of our key supplies and testing functions.

     We are in the process of contacting our key suppliers and other important parties with whom we do business with respect to their year 2000 compliance. If inquiries of our key suppliers cause us to believe that such suppliers may have significant year 2000 issues we will need to develop a contingency plan for obtaining required supplies should those sources be interrupted. If year 2000 issues prevent our key suppliers from timely filling our needs, and if alternative sources of such supplies or services are not readily available, we may be forced to curtail our operations. An extended interruption in our operations would have a material adverse impact on us.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

     Our success depends on our ability to attract, retain and motivate the qualified personnel that will be essential to our current plans and future development. The competition for such personnel is substantial, and we can not assure you that we will successfully retain our key employees or attract and retain any required additional personnel.

     In particular, our success depends to a significant extent upon the continued services of Barry Plost, our Chairman and Chief Executive Officer, Mr. Michael Crowley, President of our Western States

Plasma Division, and Mr. William Cone, President of our Consolidated Technologies Division. We maintain key person life insurance coverage with respect to each of these executives.

OUR PRINCIPAL SHAREHOLDER EXERTS SIGNIFICANT INFLUENCE ON US

     Our principal shareholder, Barry Plost, is our chief executive officer and beneficially owns approximately 19.3% of our Common Stock. Therefore, he has the power to exert significant influence on our management and our policies.

WE HAVE SIGNIFICANT AMOUNTS OF OPTIONS, WARRANTS AND CONVERTIBLE PREFERRED STOCK OUTSTANDING

     As of the date of this Prospectus, we have outstanding:

     -- Warrants and Options to purchase an aggregate of 6,129,723 shares of Common Stock;

     -- 15,000 shares of Series B Convertible Preferred Stock, convertible into 300,000 shares of Common Stock; and

     -- 22,500 shares of Series C Preferred Stock, convertible into 500,001 shares of Common Stock.

     Certain of these equity securities are also subject to anti-dilution and other adjustments, which would require us to adjust the number of shares of our stock that would be issuable upon the exercise or conversion of such equity securities if such adjustment provisions were triggered. Triggering events include the issuance of equity below certain prices, the achievement of (or failure to achieve) certain financial targets, and the failure to meet certain deadlines with respect to our contractual obligations to assist certain security holders in registering for resale the shares of our Common Stock held by them.

     In addition, we have reserved for issuance 500,000 shares of our Common Stock upon exercise of options to be granted under our 1997 Informal Stock Compensation Plan, and an additional 1,000,000 shares of our Common Stock issuable upon exercise of options to be granted under our 1998 Stock Option Plan. To date, we have not granted any options under either the 1997 Informal Stock Compensation Plan or the 1998 Stock Option Plan.

     Holders of our warrants and options are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided in the warrants and options. Further, while these warrants and options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected.

IF THE SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE ARE SOLD, THE MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED

     If our existing security holders sell significant amounts of our Common Stock in the public market, the market price of our Common Stock could be adversely affected, and we may find it more difficult to sell our Common Stock in the future at times and for prices we consider appropriate. As of February 26, 1999, 7,644,418 shares of our Common Stock were issued and outstanding, and an additional 6,929,724 shares were issuable upon the exercise or conversion of certain warrants, options and other convertible securities which we had previously issued. Several of our security holders have registration rights pursuant to agreements with us under which they could require us to register and sell their shares in an underwritten public offering.

     We currently have on file with the Securities and Exchange Commission a registration statement on Form S-3 (Registration No. 333-57943) with respect to the potential resale by the selling security holders named therein of up to 10,383,502 shares of our Common Stock held by them or issuable to them upon exercise or conversion of certain warrants, options and other convertible securities which we had previously issued.

OUR STOCK PRICE IS VOLATILE

     The market price of our Common Stock has historically been volatile, and that volatility is likely to continue. We believe that future announcements concerning us, our competitors, governmental regulations, litigation or unexpected losses, or the failure to meet or exceed analysts projections of financial performance, may cause the market price of our Common Stock to fluctuate substantially in the future. Sales of substantial amounts of our outstanding Common Stock in the public market could also materially adversely affect the market price of our Common Stock. These fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our Common Stock.

YOUR INVESTMENT IN OUR COMMON STOCK MAY BE RELATIVELY ILLIQUID

     The trading volume in our Common Stock has historically been relatively low. The average daily trading volume on the American Stock Exchange between March 25, 1998 (the date on which our Common Stock was first listed for trading on the American Stock Exchange) and February 28, 1999 has been approximately 15,000 shares per day. Accordingly, investments in our Common Stock may be relatively illiquid, and investors in our Common Stock must be prepared to bear the economic risks of such investment for an indefinite period of time.

WE CANNOT ASSURE YOU THAT OUR COMMON STOCK WILL CONTINUE TO BE LISTED ON THE AMERICAN STOCK EXCHANGE

     The American Stock Exchange retains discretion over whether to continue listing our Common Stock. While we believe that we currently meet the American Stock Exchange's guidelines for continued listing, we have not historically maintained compliance with such guidelines. To date the American Stock Exchange has allowed our Common Stock to remain listed. However, we cannot assure you that we will continue to meet the American Stock Exchange's guidelines for continued listing or that our Common Stock will remain listed on the American Stock Exchange. If our Common Stock is delisted from the American Stock Exchange, your shares may become significantly less liquid and may decline significantly in price.

WE ARE DEPENDENT UPON OUR SUBSIDIARIES

     We conduct our operations through our subsidiaries. Therefore, a principal internal source of our cash and our ability to service our debt depends in part upon the earnings of our subsidiaries and the distribution of those earnings to us, or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay or make funds available to us. In addition, the payment of dividends by our subsidiaries and the making of loans and advances by our subsidiaries to us are subject to statutory and contractual restrictions.

WE DO NOT PLAN ON PAYING CASH DIVIDENDS ON OUR COMMON STOCK

     We have not paid any cash dividends on our Common Stock since our inception and, because of our contemplated capital needs, we do not anticipate paying any cash dividends in the foreseeable future. We anticipate that any earnings which may be generated from our operations will be used to finance our operations and to repay our debt. In addition, our loan documents with our current lenders prohibit us and our subsidiaries from paying dividends or making other types of restricted payments.

WE MAY ISSUE PREFERRED STOCK IN THE FUTURE

     We are authorized to issue up to 25,000,000 shares of preferred stock, of which 300 shares of Series A Preferred Stock, 15,000 shares of Series B Convertible Preferred Stock and 22,500 shares of Series C Convertible Preferred Stock are issued and outstanding. We may issue additional shares of preferred stock in one or more new series. Our Board of Directors may determine the terms of the preferred stock without further action by our stockholders. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although we have no present plans to issue additional shares of preferred stock or to create new series of preferred stock, if we do issue additional preferred stock, it could affect your rights or even reduce the value of our Common Stock.

CERTAIN PROVISIONS OF DELAWARE LAW MAY AFFECT THE PRICE OF OUR COMMON STOCK

     We are incorporated in the State of Delaware. Certain provisions of Delaware law applicable to us, including Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change of control in us or our management and may discourage bids for our Common Stock at a premium over the market price of our Common Stock. As a result, the price of our Common Stock may be adversely affected.

                                ABOUT SERACARE

     We are an integrated collector, manufacturer and marketer of plasma-based products and diagnostic tests. Through our wholly owned subsidiaries, we collect and sell source and hyperimmune plasma to manufacturers of pharmaceutical and diagnostic products. We also manufacture biomedical materials and products and provide services to the in-vitro diagnostic industry. For a more detailed description of our business, including audited and unaudited financial information, see our 1998 Form 10-KSB and other documents referred to in "Incorporation of Certain Documents by Reference."

     We were incorporated under the laws of the State of Delaware in 1991. Our principal business and executive offices are located at 1925 Century Park East, Suite 1970, Los Angeles, California 90967. Our main telephone number is (310) 772-7777.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our Common Stock offered by the selling security holders pursuant to this prospectus. We will receive proceeds upon the exercise of warrants and options to purchase shares of Common Stock held by certain of the selling security holders and offered by this prospectus. We intend to use such proceeds, if and when received, for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

     The shares of our Common Stock offered pursuant to this prospectus have been or will be issued to the selling security holders (or their assignees) directly by us as follows:

          SERIES C FINANCING. In connection with a private placement (the "Series C Financing") consummated as of December 28, 1998, we issued and sold 22,500 shares of our Series C Preferred Stock, $.001 par value per share, and 281,250 Series C Warrants to purchase one share of our Common Stock. We relied upon the exemption provided in Section 4(2) of the Securities Act in completing the Series C Financing.

          Each share of Series C Preferred Stock is convertible at the option of the holder into a certain number of shares of our Common Stock which is determined by dividing the liquidation preference per share of Series C Preferred Stock by the conversion price. The liquidation preference per share of Series C Preferred Stock is $100 per share and the initial conversion price is $4.50 per share. The conversion price is subject to adjustment in accordance with the terms of the Series C Certificate of Designation and the Series C Preferred Stock Purchase Agreements (forms of each of which are filed as exhibits to our registration statement of which this prospectus is a part).

          We have the right to force the conversion of the Series C Preferred Stock into our Common Stock if the closing price per share of our Common Stock for a period of 30 consecutive trading days exceeds $7.00 and if we comply with certain registration requirements including having an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock into which the Series C Preferred Stock may be converted.

          Each Series C Warrant entitles the holder to purchase one share of our Common Stock (subject to certain adjustments) initially at an exercise price of $4.50 per share. The exercise price of the Series C Warrants is subject to adjustment in accordance with the terms of the Series C Warrant and the Series C Warrant Agreement (forms of each of which are filed as exhibits to our registration statement of which this prospectus is a part).

          The Series C Warrants are exercisable at any time on or before December 28, 2003 (subject to extension under certain circumstances). We have the right, on or before December 28, 1999, to redeem the outstanding Series C Warrants at a price of $.01 per warrant following any period of 30 consecutive days in which the closing price per share of our Common Stock exceeds $7.00, and if we comply with certain registration requirements including having an effective registration statement on file with the Securities and Exchange Commission relating to the shares of our Common Stock underlying both the Series C Warrants and the Series C Preferred Stock. To exercise our redemption right, we would have to provide the holders of the Series C Warrants with a notice of our intent to exercise our redemption rights. The holders of the Series C Warrants would then have a minimum of 30 days to exercise their warrants.

          We are registering the shares of our Common Stock issuable upon conversion of the Series C Preferred Stock and upon exercise of the outstanding Series C Warrants pursuant to the registration rights that we granted to the investors in the Series C Financing. Of the shares of our Common Stock offered under this prospectus, 500,001 shares (subject to adjustment in accordance with the terms of the Series C Financing documents) are issuable upon the conversion of the Series C Preferred Stock and 281,250 shares (subject to adjustment in accordance with the terms of the Series C Financing documents) are issuable upon the exercise of outstanding Series C Warrants. Under the terms of the registration rights that we granted to the investors in the Series C Financing, we have agreed to indemnify those selling security holders who sell, pursuant to this prospectus, shares issued or to be issued in connection with the Series C Financing against certain liabilities, including liabilities under the federal securities laws.

          In connection with the Series C Financing, we also issued to certain finders 25,000 shares of our Common Stock under the terms of an agreement with such finders. We are also registering the resale of these shares under this prospectus.

          EMPLOYEE AND DIRECTOR STOCK OPTIONS. 122,000 of the shares of our Common Stock offered by this prospectus are issuable upon the exercise of certain options that we granted to certain of our directors, officers and employees as compensation for services rendered or to be rendered to us. Each of these option grants was exempt from registration pursuant to
     Section 4(2) under the Securities Act. The material terms of such options are described in the footnotes to the table below.

     The remaining shares of our Common Stock offered by this prospectus have been issued (or are issuable upon the exercise of certain convertible securities which have been issued) in various transactions exempt from registration pursuant to Section 4(2) of the Securities Act as described in the footnotes to the table below.

     The following table sets forth certain information regarding beneficial ownership of our Common Stock by the selling security holders as of March 8, 1999 and the number of shares that may be offered pursuant to this prospectus for the account of each of the selling security holders or their transferees or distributees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling security holders has had any position, office or other material relationship with us or any of our affiliates during the past three years.


                                                   Maximum       Number of
                                   Number of      Number of        Shares        Percentage of
                                     Shares      Shares Which   Beneficially      Outstanding
                                  Beneficially       May           Owned            Shares
                                  Owned Prior     Be Sold in     Following    Beneficially Owned
                                    to This          This           This        Following This
    Selling Security Holder       Offering(1)      Offering     Offering(2)       Offering(2)
--------------------------------  ------------   ------------   ------------  ------------------

South Ferry #2, L.P.               670,833(3)    520,833(3)     150,000(4)            1.9%
The BL Squared Foundation           86,806(5)     86,806(5)           0               *
James R. Eddings                    86,806(5)     86,806(5)           0               *
Kiam Interest Ltd.                  86,806(5)     86,806(5)           0               *
Kenneth R. Levine                   74,400(6)     15,000(6)      59,400(7)            *
Marshall M. Becker                  85,988(8)     10,000(8)      75,988(9)            1.0%
Amex Plasma Management, Inc.       100,000(10)   100,000(10)          0               *
A.I. International Corporate
Holdings Ltd.                      337,499(11)    18,750(11)    318,749(12)           4.1%
FCIM Corporation                     6,100(13)     6,100(13)          0               *
Sovereign Partners, LP               3,506(14)     3,506(14)          0               *

                                      11


                                                   Maximum       Number of
                                   Number of      Number of        Shares        Percentage of
                                     Shares      Shares Which   Beneficially      Outstanding
                                  Beneficially       May           Owned            Shares
                                  Owned Prior     Be Sold in     Following    Beneficially Owned
                                    to This          This           This        Following This
    Selling Security Holder       Offering(1)      Offering     Offering(2)       Offering(2)
--------------------------------  ------------   ------------   ------------  ------------------

Dominion Capital Fund Limited        7,023(15)     7,023(15)          0               *
Western Equities LLC(16)           228,683(17)   228,683(17)          0               *
William Cone(18)                   630,114(19)   193,750(19)    436,364(20)           5.7%
Jerry L. Burdick(21)                99,111(22)    32,000(22)     67,111(23)           *
Samuel D. Anderson(24)             165,000(25)    15,000(25)    150,000(26)           1.9%
Ezzat Jallad(27)                    55,000(28)    15,000(28)     40,000(29)           *
Dr. Nelson Teng(30)                395,000(31)    15,000(31)    380,000(32)           4.9%
Robert J. Cresci(33)                15,000(34)    15,000(34)          0               *
Brown Brothers Harriman & Co.(35)   19,349(36)     5,556(36)     13,793(37)           *
SSB Investments, Inc.                5,556(38)     5,556(38)          0               *
John Madrid                         10,000(39)    10,000(39)          0               *
Charles Auger                       10,000(39)    10,000(39)          0               *
Michael Messick                     10,000(40)    10,000(40)          0               *


--------------------
*    Less than one percent of class.


(1) Assumes the exercise of all options and warrants beneficially owned by the selling security holder at the exercise price and for the maximum number of shares permitted as of the date of this prospectus. Also assumes the conversion of all preferred stock beneficially owned by the selling security holder at the conversion price and for the maximum number of shares permitted as of the date of this prospectus.

(2) Assumes that each selling security holder will sell all of the shares of Common Stock offered pursuant to this prospectus, but not any other shares of Common Stock beneficially owned by such security holder.

(3) Includes 333,333 shares of our Common Stock issuable upon conversion of 15,000 shares of Series C Preferred Stock beneficially owned by South Ferry #2, L.P. and 187,500 shares of our Common Stock issuable upon the exercise of 187,500 Series C Warrants beneficially owned by South Ferry #2, L.P.

(4) Represents shares of our Common Stock issuable upon the exercise of certain warrants beneficially owned by South Ferry #2, L.P. The shares of our Common Stock underlying these warrants are included in our registration statement on Form S-3 filed on June 29, 1998 with the Securities and Exchange Commission (Registration
          No. 333-57943) (This registration statement will be referred to as our "Previous Form S-3" for convenience).

(5) Includes 55,556 shares of our Common Stock issuable upon conversion of 2,500 shares of Series C Preferred Stock beneficially owned by each of the named selling security holders and 31,250 shares of our Common Stock issuable upon the exercise of 31,250 Series C Warrants beneficially owned by each such selling security holder.

(6) Includes 15,000 shares of our Common Stock issued to Mr. Levine as a "finders fee" in connection with the Series C Financing.

(7) Includes 15,750 shares of our Common Stock issuable upon the exercise of certain warrants beneficially owned by Mr. Levine. These shares and an additional 43,650 shares of our Common Stock beneficially owned by Mr. Levine are included in our Previous Form S-3.

(8) Includes 10,000 shares of our Common Stock issued to Mr. Becker as a "finders fee" in connection with the Series C Financing.

(9) Includes 10,500 shares of our Common Stock issuable upon the exercise of certain warrants beneficially owned by Mr. Becker. These shares and an additional 65,488 shares of our Common Stock beneficially owned by Mr. Becker are included in our Previous Form S-3.

(10) Includes 50,000 shares of our Common Stock and an additional 50,000 shares of our Common Stock issuable upon the exercise of warrants, all of which shares and warrants we issued to Amex Plasma Management, Inc. in connection with our acquisition of a plasma center pursuant to the terms of an Asset Purchase Agreement, dated October 30, 1998, between us and Amex Plasma Management, Inc. The warrants are exercisable at a price of $6.00 per share and expire on October 31, 2003. The shares of our Common Stock issued and to be issued to Amex Plasma Management, Inc. are being registered pursuant to the registration rights provided in the Asset Purchase Agreement.

(11) Includes 18,750 shares of our Common Stock issued to A.I. International Corporate Holdings Ltd. as a "finders fee" in connection with certain private placements of our securities.

(12) Includes 168,749 shares of our Common Stock issuable upon the exercise of certain warrants beneficially owned by A.I. International Corporate Holdings Ltd. These shares and an additional 150,000 shares of our Common Stock beneficially owned by A.I. International Corporate Holdings Ltd. are included in our Previous Form S-3.

(13) Represents shares of our Common Stock issued to FCIM Corporation as a "finders fee" in connection with certain private placements of our securities. Ezzat Jallad, one of our directors, is the executive vice president of FCIM Corporation.

(14) Represents shares of our Common Stock issued to Sovereign Partners, LP pursuant to certain price protection rights contained in a subscription agreement entered into between us and Sovereign Partners, LP in November 1997. Sovereign Partners, LP had originally purchased 109,966 shares of our Common Stock under the subscription agreement.

(15) Represents shares of our Common Stock issued to Dominion Capital Fund Limited pursuant to certain price protection rights contained in a subscription agreement entered into between us and Dominion Capital Fund Limited in November 1997. Dominion Capital Fund Limited had originally purchased 219,930 shares of our Common Stock under the subscription agreement.

(16) In September 1998, Western Equities LLC provided bridge financing to us in the form of a $2,000,000 loan due thirty days after funding. In connection with this loan, we agreed to issue to Western Equities LLC a warrant to purchase shares of our Common Stock. The exact number of shares of our Common Stock into which the warrant was to be exercisable was to be determined based on the date the loan was repaid. The loan was repaid in December 1998, and accordingly, we issued to Western Equities LLC a warrant to purchase 228,683 shares of our Common Stock.

(17) Represents shares of our Common Stock issuable upon the exercise of a warrant we issued to Western Equities LLC in connection with the promissory note referred to in footnote 16. The exercise price of the warrant is $4.50 per share and the warrant must be exercised on or before December 28, 2003.

(18) Mr. Cone is one of our directors and is also the President of our Consolidated Technologies Division. In September 1998, Mr. Cone provided bridge financing to us in the form of a $1,250,000 loan due thirty days after funding. In connection with this loan, we agreed to issue to Mr. Cone a warrant to purchase shares of our Common Stock. The exact number of shares of our Common Stock into which the warrant was to be exercisable was to be determined based on the date the loan was repaid. The loan was repaid in February 1999, and accordingly, we issued to Mr. Cone a warrant to purchase 193,750 shares of our Common Stock.

(19) Includes 193,750 shares of our Common Stock which are issuable upon the exercise of a warrant we issued to Mr. Cone in connection with the promissory note referred to in footnote 18. The exercise price of the warrant is $4.50 per share and the warrant must be exercised on or before December 28, 2003.

(20) Represents shares of our Common Stock beneficially owned by Mr. Cone and included in our Previous Form S-3.

(21) Mr. Burdick is our Executive Vice President and Chief Financial Officer and is one of our directors.

(22) Includes 32,000 shares of our Common Stock issuable upon the exercise of an option granted to Mr. Burdick. The exercise price of the option is $4.25 per share and the option must be exercised on or before December 27, 2003. The option was granted to Mr. Burdick for his services as an employee.

(23) Includes 67,110 shares of our Common Stock issuable upon the exercise of certain options granted to Mr. Burdick. These shares and an additional share of our Common Stock beneficially owned by Mr. Burdick are included in our Previous Form S-3.

(24) Mr. Anderson is one of our directors and has a consulting agreement with us. Mr. Anderson is also a trustee and a beneficiary of the Samuel and Mary Ann Anderson Trust, which holds 191,932 shares of our Common Stock (125,432 of such shares are included in our Previous Form S-3).

(25) Includes 15,000 shares of our Common Stock issuable upon the exercise of an option granted to Mr. Anderson. The exercise price of the option is $4.25 per share and the option must be exercised on or before December 27, 2003. The option was granted to Mr. Anderson for his service as a director.

(26) Represents shares of our Common Stock issuable upon the exercise of certain options granted to Mr. Anderson. These shares are included in our Previous Form S-3.

(27)  Mr. Jallad is one of our directors.

(28) Includes 15,000 shares of our Common Stock issuable upon the exercise of an option granted to Mr. Jallad. The exercise price of the option is $4.25 per share and the option must be exercised on or before December 27, 2003. The option was granted to Mr. Jallad for his services as a director.

(29) Includes 15,000 shares of our Common Stock issuable upon the exercise of certain options and included in our Previous Form S-3. These shares and an additional 25,000 shares of our Common Stock beneficially owned by Mr. Jallat are included in our Previous Form S-3.

(30)  Dr. Teng is one of our directors.

(31) Includes 15,000 shares of our Common Stock issuable upon the exercise of an option granted to Dr. Teng. The exercise price of the option is $4.25 per share and the option must be exercised on or before December 27, 2003. The option was granted to Dr. Teng for his services as a director.

(32) Includes 65,000 shares of our Common Stock issuable upon the exercise of certain options. Dr. Teng also beneficially owns an additional 315,000 shares of our Common Stock that are included in our Previous Form S-3.

(33) Mr. Cresci is one of our directors and is also a managing director of Pecks Management Partners Ltd., which is the investment advisor to each of the original investors with respect to our $16,000,000 12% senior subordinated notes (such investors beneficially own warrants to purchase 2,100,572 shares of our Common Stock, which warrants were issued to the investors in connection with the $16,000,000 12% senior subordinated notes).

(34) Represents shares of our Common Stock issuable upon the exercise of an option granted to Mr. Cresci. The exercise price of the option is $4.25 per share and the option must be exercised on or before December 27, 2003. The option was granted to Mr. Cresci for his services as a director.

(35) On December 21, 1998, we entered into a Revolving Credit, Term Loan and Security Agreement with Brown Brothers Harriman & Co. and State Street Bank and Trust Company, providing us with a $10 million revolving line of credit and a $7,000,000 term loan.

(36) Includes 5,556 shares of our Common Stock issuable upon the exercise of a warrant we issued to Brown Brothers Harriman & Co. on December 21, 1998 in connection with the Revolving Credit, Term Loan and Security Agreement referred to in footnote 35. The exercise price of the warrant is $.01 per share and the warrant must be exercised on or before December 21, 2003. The warrant provides for anti-dilution adjustments upon the occurrence of certain events. The shares issuable upon exercise of the warrant are being registered pursuant to the registration rights contained in the warrant.

(37) Represents shares of our Common Stock issuable upon the exercise of a warrant beneficially owned by Brown Brothers Harriman & Co. These shares are included in our Previous Form S-3.

(38) Represents shares of our Common Stock issuable upon the exercise of a warrant we issued to SSB Investments, Inc. as designee of State Street Bank and Trust Company on December 21, 1998 in connection with the Revolving Credit, Term Loan and Security Agreement referred to in footnote 35. The exercise price of the warrant is $.01 per share and the warrant must be exercised on or before December 21, 2003. The warrant provides for anti-dilution adjustments upon the occurrence of certain events. The shares issuable upon exercise of the warrant are being registered pursuant to the registration rights contained in the warrant.

(39) Represents shares of our Common Stock issuable upon the exercise of options we issued to each of Messrs. Madrid and Auger on December 28, 1998. Each of these options vests one-half on December 28 of each of 1999 and 2000. Once vested the options can be exercised at any time during the three year period from the date they vest. The exercise price of the options is $4.25 per share. The shares issuable upon exercise of the options are being registered pursuant to the registration rights contained in the options. The options were issued to each respective employee as compensation for his services as an employee.

(40) Represents shares of our Common Stock issuable upon the exercise of options we issued to Mr. Messick on December 28, 1998. The options vest one-third on December 28 of each of 1999, 2000 and 2001. Once vested the options can be exercised at any time during the three year period from the date of vesting. The exercise price of the options is $4.25 per share. The shares issuable upon exercise of the options are being registered pursuant to the registration rights contained in the options. The options were issued to Mr. Messick as compensation for his services as an employee.

                             PLAN OF DISTRIBUTION

     The shares of our Common Stock offered pursuant to this prospectus may be sold from time to time by the selling security holders. The shares sold under this prospectus may be sold on the American Stock Exchange, in negotiated transactions, or a combination of these methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices by one or more of the following methods:

      -- through ordinary brokerage transactions in which the broker solicits purchases;

      -- sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this prospectus, including resales to other brokers and dealers;

      -- block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

      --  negotiated transactions with purchasers with a broker or dealer.

     Any broker or dealer participating in such sales may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, and any commissions, discounts or concessions received by a broker or dealer (which may be in excess of customary commissions) and any gain realized by such broker or dealer on the sale of shares may be deemed "underwriting compensation." Any such commissions, discounts or concessions will be paid or borne by the selling security holder or the purchasers of the shares offered by this prospectus and not us. Except for sales involving customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a supplement to this prospectus.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

                               LEGAL MATTERS

     O'Melveny & Myers LLP has passed on the validity of the shares of our Common Stock intended to be sold pursuant to this prospectus.

                                  EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended February 28, 1998 have been included in reliance upon the report dated May 15, 1998 of BDO Seidman, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

                     WHERE YOU CAN FIND MORE INFORMATION

     We file reports with the Securities and Exchange Commission (the "SEC") on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements, information statements and other information filed electronically with the SEC. The address of the SEC Internet site is http://www.sec.gov.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the SEC filings listed below. This information is considered a part of this prospectus. These documents are as follows:

(1) Our annual report on Form 10-KSB for the fiscal year ended February 28, 1998;

(2) Our quarterly reports on Form 10-QSB for the fiscal quarters ended May 31, August 31, and November 30, 1998;

(3) Our report on Form 8-K filed with the SEC on February 27, 1998 as amended by our report on Form 8-K/A filed with the SEC on March 16, 1998;

(4) Our report on Form 8-K filed with the SEC on October 13, 1998 as amended by our report on Form 8-K/A filed with the SEC on January 15, 1999 and as further amended by our report on Form 8-K/A filed with the SEC on March 15, 1999;

(5) The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on March 20, 1998; and

(6) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in "Incorporation of Certain Documents by Reference" which have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to our Secretary at SeraCare, Inc., 1925 Century Park East, Suite 1970, Los Angeles, California 90067, telephone number (310) 772-7777.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, ANY SELLING SECURITY HOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SHARES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SeraCare will pay all of the expenses incident to the offering and sale of the shares of our Common Stock covered by this registration statement other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the American Stock Exchange additional listing fee.


SEC registration fee . . . . . . . . . . . . . . . . . . . . .   $2,107.09
American Stock Exchange additional listing fee . . . . . . . .   17,500.00
Printing . . . . . . . . . . . . . . . . . . . . . . . . . . .   20,000.00
Accounting fees and expenses . . . . . . . . . . . . . . . . .   10,000.00
Legal fees and expenses. . . . . . . . . . . . . . . . . . . .   50,000.00
Blue sky fees and expenses . . . . . . . . . . . . . . . . . .   10,000.00
Miscellaneous expenses . . . . . . . . . . . . . . . . . . . .   20,000.00
                                                               -----------
TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . $129,607.09


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and Bylaws, each as amended to date, require us to indemnify our officers and directors to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law and applicable law. Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS


EXHIBIT NO.      DESCRIPTION
-----------      -------------------
    3.1          Restated Articles of Incorporation(1)
    3.2          Certificate of Designation of Series C Convertible
                 Preferred Stock
    3.3          Bylaws(1)
    4.1          Form of Specimen Certificate of Common Stock(3)
    4.2          Form of Series C Financing Subscription Agreement
    4.3          Form of Series C Warrant Agreement
    4.4          Form of Series C Warrant
    4.8          Securityholder Agreement(2)
    5.1          Opinion of O'Melveny & Myers LLP
   23.1          Consent of BDO Seidman, LLP
   23.2          Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1)
   24.1          Power of Attorney (contained on signature page hereof)


(1) Previously filed as an exhibit to the Company's Registration Statement on Form 10SB filed with the Commission on November 21, 1996, and incorporated by reference.

(2) Previously filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on February 27, 1998, and incorporated by reference.

(3) Previously filed as an exhibit to our Registration Statement on Form S-3 (Registration No. 333-57943) filed with the Commission on June 29, 1998, and incorporated by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

     (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

     (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 18, 1999.

                         SERACARE, INC.

                         By:  /s/ BARRY D. PLOST
                         --------------------------------------------
                         Barry D. Plost
                         President and Chief Executive Officer

                         By:  /s/ JERRY L. BURDICK
                         --------------------------------------------
                         Jerry L. Burdick
                         Principal Accounting and Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Plost and Jerry Burdick, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                            Date
---------                    -----                            ----

/s/  BARRY D. PLOST        Chairman of the Board, Chief     March 18, 1999
-----------------------    Executive Officer (Principal
Barry D. Plost             Executive Officer) and Director

/s/  JERRY L. BURDICK      Executive Vice President, Chief  March 18, 1999
-----------------------    Financial Officer and Director
Jerry L. Burdick

/s/  SAMUEL D. ANDERSON    Director                         March 18, 1999
-----------------------
Samuel D. Anderson

/s/  WILLIAM T. CONE       Director                         March 18, 1999
-----------------------
William T. Cone

/s/  ROBERT J. CRESCI      Director                         March 18, 1999
-----------------------
Robert J. Cresci

/s/  MICHAEL F. CROWLEY    Director                         March 18, 1999
-----------------------
Michael F. Crowley

/s/  EZZAT JALLAD          Director                         March 18, 1999
-----------------------
Ezzat Jallad

                           Director
-----------------------
Dr. Nelson Teng



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